UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 4, 2011

Advanced Photonix, Inc.
(Exact Name of Registrant as specified in its Charter)

Delaware	1-11056	33-0325826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Boardwalk, Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:	(734) 864-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On April 4, 2011, Advanced Photonix, Inc. (“API” or the “Company”) issued a press release announcing that the Board of Directors of the Company (the “Board”) had promoted Robin Risser, currently the Company’s Chief Financial Officer, Secretary and a member of the Board, to the position of Chief Operating Officer.  The Chief Operating Officer position is a newly created position within the Company’s organizational structure, and will report to Richard D. Kurtz, the Company’s President and Chief Executive Officer.  The Board has initiated a Chief Financial Officer search process. Until the search process is complete and a new Chief Financial Officer is selected, Mr. Risser will continue to serve as the Company’s Chief Financial Officer.  There was no arrangement or understanding between Mr. Risser, on the one hand, and any other person, on the other hand, pursuant to which Mr. Risser was promoted to Chief Operating Officer. Mr. Risser does not have a family relationship with any current director or executive officer of the Company.

Mr. Risser, age 60, joined the Company in May 2005 through its acquisition of Picometrix, and was appointed Chief Financial Officer of the Company and General Manager of Picometrix at that time and subsequently became a director of the Company in July 2005. Prior to joining the Company, Mr. Risser served as the Chief Executive Officer and a member of the board of directors of Picometrix since 1992, the year in which he co-founded Picometrix. Mr. Risser is also a member of the Optical Society of America, has passed the certified public accountant exam, and holds an M.B.A. from the University of Michigan. Mr. Risser is a named executive officer in the Company’s 2010 Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on July 15, 2010.

As previously disclosed in the Company’s Current Report on Form 8-K that was filed with the SEC on December 2, 2010 (the “Related Party 8-K”), the Company entered into a series of related party transactions within the meaning of Item 404(a) of Regulation S-K with Mr. Risser and Steven Williamson, the Company’s Chief Technology Officer (the “Related Party Transactions”).  In particular, on November 15, 2010, the Company and Messers. Risser and Williamson entered into a securities purchase agreement (the “SPA”) dated November 15, 2010, which was subsequently amended and restated in its entirety on November 29, 2010 to reflect certain structural changes in the transaction as originally agreed upon by the parties to the securities purchase agreement. As amended and restated, the SPA provided for the Company to issue and sell to Mr. Risser in exchange for an aggregate payment of $26,052.06 (the “Purchase Price”) the number of units of the Company’s securities (“Units”) determined by dividing the Purchase Price by the per share closing price of the Company’s Common Stock on NYSE Amex on the day preceding the closing (the “Formula Price”). Each Unit was to consist of one share of Common Stock and a five-year warrant to purchase four shares of Common Stock at an exercise price equal to 120% of the Formula Price (“Warrants”). The closing conditions were satisfied on November 30, 2010, and the Formula Price was determined to be $1.17.  Accordingly, the Company issued Mr. Risser 22,266 Units comprised of (i) 22,266 shares of Common Stock and (ii) Warrants to purchase an aggregate of 89,064 shares of Common Stock at an exercise price of $1.404 per share pursuant to separately executed warrant agreement (collectively, the “Warrant Agreements”) upon the closing of the SPA on November 30, 2010.

In addition and as further disclosed in the Related Party 8-K, on November 29, 2010, Messers. Risser and Williamson each entered into separate agreements with the Company to amend the promissory notes that the Company issued to each of them in connection with the Company’s acquisition of Picometrix in 2005 (the “Picometrix Notes”).  Among other things, the amendments (i) reduced the scheduled December 1, 2010 principal payment installment on the Picometrix Notes from $450,000 to $150,000; (ii) required the Company to pay the remaining principal balance on the Picometrix Notes over the period beginning March 1, 2011 and ending September 1, 2012 in accordance with a revised payment schedule; (iii) increased the interest rate on the Picometrix Notes from prime plus 1.0% to prime plus 2.0%; and (iv) required the Company to pay a late charge for any principal or interest payment that is not paid within ten (10) business days of when due equal to the greater of $250 or one percent (1%) of the amount due. The effectiveness of the amendments was conditioned on the Company’s payment to Messers. Risser and Williamson of a cash restructuring fee in the aggregate amount of $156,312.50 ($52,104.13 of which was required to be paid to Mr. Risser) and, because the terms of the amendments conflicted with the Company’s obligations under its loan agreement with The PrivateBank and Trust Company (the “Bank”) dated September 25, 2008, as amended, the receipt of a waiver from the Bank (the “Note Amendment Conditions”). On November 30, 2010, the Note Amendment Conditions were satisfied, at which time the amendments became effective.

In accordance with the Company’s written Code of Business Conduct and Ethics and governance practices, the Related Party Transactions were reviewed and approved by the Board and the Audit Committee of the Board.

While the Board has not yet established any compensation arrangements for Mr. Risser’s service as Chief Operating Officer, it is anticipated that Mr. Risser and the Company will negotiate an amended and restated employment agreement that will supersede Mr. Risser’s current employment agreement dated November 30, 2009, which was included as Exhibit 10.2 to the Company’s Current Report on Form 8-K that was filed with the SEC on December 3, 2009.

Item 8.01 - Other Events.

On April 4, 2011, the Company issued a press release announcing the Mr. Risser’s promotion to Chief Operating Officer.  A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Exhibit

99.1	Advanced Photonix, Inc. press release issued April 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED PHOTONIX, INC.

		By:	/s/ Richard Kurtz
Richard Kurtz, Chief Executive Officer

Date:	April 8, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Advanced Photonix, Inc. press release issued April 4, 2011.